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Exhibit 11

ALLIN COMMUNICATIONS CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

          (Dollars in thousands, except per share data)


                                                                          Three Months         Three Months
                                                                              Ended               Ended
                                                                            March 31,           March 31,
                                                                              1997                1998
                                                                           -----------       --------------
Net loss                                                                  $   (2,592)        $   (1,746)

Accretion and dividends on preferred stock                                        64                 55
                                                                           -----------        ----------

Net loss attributable to common shareholders                              $   (2,656)        $   (1,801)
                                                                           ===========        ==========

Net loss per common share - basic and diluted                             $    (0.51)        $    (0.35)
                                                                           ===========        ==========

Weighted average common shares outstanding
     during the period                                                     5,184,067          5,182,267

Effect of restricted common stock                                            (26,668)           (24,868)
                                                                           -----------        ----------

Shares used in calculating net loss per common
     share                                                                 5,157,399          5,157,399
                                                                           ===========        ==========

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